Exhibit 1.A.(1)(b)


                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

                                  Action by the
                  Executive Committee of the Board of Directors

     Pursuant to Article II, Section 9 of the By-Laws of Pruco Life Insurance Company of New Jersey, a New Jersey corporation (the "Company"), the undersigned being all the members of the Executive Committee of the Board of Directors of such Company hereby consent to and adopt the following resolution:

R-418             ESTABLISHMENT OF VARIABLE APPRECIABLE ACCOUNT

     RESOLVED, that the Resolution (R-57) establishing the Pruco Life of New Jersey Variable Appreciable Account (the "Account"), adopted January 13, 1984, is hereby amended by the addition of the following provision:

     RESOLVED, that the proper officers of the Company are hereby authorized to establish such subaccounts of the Account as they may find necessary or desirable to allow for purchase payments received in connection with the Company's Pruselect III contracts, and with such other individual variable life insurance contracts as they may determine from time to time, and the dividends, interest and gains produced thereby, to be invested and reinvested in shares of the various portfolios of The Prudential Series Fund, Inc. and in the following investment company portfolios at the net asset value of such shares at the time of acquisition:

                  FUND/SERIES                             PORTFOLIO

AIM Variable Insurance Funds, Inc.                AIM V.I. Value Fund
American Century VP Value Portfolios, Inc.        American Century VP Value Fund
Janus Aspen Series                                Growth Portfolio
MFS Variable Insurance Trust                      Emerging Growth Series
T. Rowe Price International Series, Inc.          International Stock Portfolio



July 1, 1999


                                                   /s/  JAMES J. AVERY, JR.
                                                   -----------------------------
                                                        James J. Avery, Jr.


                                                   /s/  ESTHER H. MILNES
                                                   -----------------------------
                                                        Esther H. Milnes


                                                   /s/  I. EDWARD PRICE
                                                   -----------------------------
                                                        I. Edward Price